Exhibit 10.9

November 10, 2010

To:	Avner Gal

CEO,
Integrity Applications Ltd.
Integrity Applications Inc.

Greetings,

Proposal – Accounting and Financial Management Services (CFO)

Below are the details of the services to be provided to the companies Integrity Applications Inc. and Integrity Applications Ltd. (hereafter: “the Client” or “the Company”) by Xplanit Ltd. through Kobi Bar-Shalom (hereafter: “the Service Provider”), beginning  January 1, 2011.

Types of Services and Their Rates:

•	Accounting Services:

o	Accounting services including: Regular preparation of monthly reports, including a profit-loss report and a budget vs. actual report.

o	Monthly retainer for accounting services shall be a total of 3,600 NIS + VAT.

•	Financial Management Services – CFO:

o
Financial management services including: preparation of quarterly reports and an annual report in accordance with the derived reporting requirements of a registered traded company according to US GAAP.

o	Monthly retainer for financial management services shall be at a total of 7,400 NIS +VAT.

•	Additional Services Beyond the Routine Services:

o
In the event that the frame work exceeds the extent set, and/or in the event that work hours expand for a purpose of completion of special projects, then, by advance coordination with the Client, the Client shall be charged at a rate of 400 NIS +VAT per hour.

o	The Service Provider shall provide, upon demand a detailed timesheet.

Terms of Payment:

The specified sums shall be paid to the Service Provider no later than the 9th of each month for the preceding month.

Miscellaneous:

•
To remove any doubt, it is hereby declared that there will be no employer-employee relationship between the Client and Service Provider and/or anyone employed by the Service Provider who shall provide services to the Company as its representative.

•
The contract between the parties in accordance with this agreement may be terminated by notice of the parties with advanced notice of 30 days, in writing, during which the Service Provider will continue to provide the services. Alternatively, the Client may notice that it waives its rights to receive the services during this period, in which case the Service Provider shall not provide services to the Client during this period, although the Client shall pay the full compensation for such services during this period, in one payment.

•
The Client commits not to work, either directly or indirectly, with anyone from among the Service Provider’s employees who shall be allocated to the Client, as long as the Client is a client of the Service Provider and until a full year after the end of their mutual work, unless otherwise agreed upon by the parties, and they have expressed no opposition to work together in return for a placement fee.

•	The Company shall refund the costs of cell phone use of the Service Provider for calls that shall be made in the framework of the service, as per a detailed invoice.

•
The Company shall give the Service Provider full access to all necessary materials and enable full cooperation with the relevant parties at the Company for the purpose of executing the services specified above.

•
The Company shall include the Service Provider in all professional liability insurance policies it holds, including policies for D&O. The Company shall present the policy to the Service Provider within 14 days of the date of signing this agreement.

/s/ Jacob Bar-Shalom	/s/ Avner Gal, Chief Executive Officer
Xplanit Ltd.	Integrity Applications Inc.